GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2015 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - February 22, 2016 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2015. Greenlight Re reported a net loss of $43.1 million for the fourth quarter of 2015, compared to net income of $60.7 million for the same period in 2014. The net loss per share for the fourth quarter of 2015 was $1.17, compared to fully diluted net income per share of $1.60 for the same period in 2014.

Fully diluted adjusted book value per share was $22.17 as of December 31, 2015, a 27.9% decrease from $30.76 per share as of December 31, 2014.

"We are pleased with our fourth quarter underwriting results and our ability to grow our underwriting portfolio during 2015, with our premiums up 55% from the prior year," said Bart Hedges, Chief Executive Officer of Greenlight Re. "While reserving actions taken earlier in the year on certain legacy contracts negatively impacted our full year 2015 fiscal results, we are encouraged by our current underwriting portfolio and the strong and growing client relationships we continue to develop."

Financial and operating highlights for Greenlight Re for the fourth quarter ended December 31, 2015 include:

•
Gross written premiums of $144.9 million, compared to $74.3 million in the fourth quarter of 2014; net earned premiums were $119.9 million, an increase from $75.2 million reported in the prior-year period.

•	Underwriting income of $6.8 million, compared to an underwriting loss of $4.6 million in the fourth quarter of 2014.

•	The combined ratio for the fourth quarter 2015 was 98.5% compared to 115.0% for the fourth quarter 2014.

•	A net investment loss of 4.0% on Greenlight Re's investment portfolio managed by DME Advisors, LP compared to a net investment gain of 5.3% in the fourth quarter of 2014.

"Our 2015 investment results were negatively impacted by losses on three of our largest holdings and the lack of other positive contributors," stated David Einhorn, Chairman of the Board of Directors. "It was a challenging investment environment for value investors. We continue to believe the Company is well positioned to grow book value per share from both underwriting and investment activities over the long term."

Financial and operating highlights for Greenlight Re for the year ended December 31, 2015 include:

•	Gross written premiums in 2015 of $502.1 million, compared to $324.0 million in 2014; net earned premiums were $408.4 million, an increase over $354.2 million reported for the prior year.

•	An underwriting loss of $24.9 million, compared to underwriting income of $11.6 million for 2014.

•	The combined ratio for the year ended December 31, 2015 was 111.8% compared to 103.6% for the year ended December 31, 2014.

•	A net investment loss of $281.9 million, representing a negative return of 20.2%, compared to net investment income of $122.6 million during 2014 when Greenlight Re reported an 8.7% return.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2015 on Tuesday, February 23, 2016 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2015 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2015 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10079517

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre160223

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 23, 2016 until 9:00 a.m. Eastern time on March 1, 2016.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10079517. An audio file of the call will also be available on the Company's website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders' equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2015	2014
Assets
Investments
Debt instruments, trading, at fair value	$39,087	$49,212
Equity securities, trading, at fair value	905,994	1,266,175
Other investments, at fair value	119,083	115,591
Total investments	1,064,164	1,430,978
Cash and cash equivalents	112,162	12,030
Restricted cash and cash equivalents	1,236,589	1,296,914
Financial contracts receivable, at fair value	13,215	47,171
Reinsurance balances receivable	187,940	151,185
Loss and loss adjustment expenses recoverable	3,368	11,523
Deferred acquisition costs, net	59,823	34,420
Unearned premiums ceded	3,251	4,027
Notes receivable	25,146	1,566
Other assets	6,864	5,478
Total assets	$2,712,522	$2,995,292
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$882,906	$1,090,731
Financial contracts payable, at fair value	28,245	44,592
Due to prime brokers	396,453	211,070
Loss and loss adjustment expense reserves	305,997	264,243
Unearned premium reserves	211,954	128,736
Reinsurance balances payable	18,326	40,372
Funds withheld	7,143	6,558
Other liabilities	12,725	14,949
Performance compensation payable to related party	—	—
Total liabilities	1,863,749	1,801,251
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,772,572 (2014: 31,129,648): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2014: 6,254,895))	3,703	3,738
Additional paid-in capital	496,401	500,553
Retained earnings	325,287	660,860
Shareholders’ equity attributable to shareholders	825,391	1,165,151
Non-controlling interest in joint venture	23,382	28,890
Total equity	848,773	1,194,041
Total liabilities and equity	$2,712,522	$2,995,292

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2015, 2014 and 2013
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2015	2014	2013
Revenues
Gross premiums written	$502,124	$324,023	$535,702
Gross premiums ceded	(9,001)	(13,493)	(2,780)
Net premiums written	493,123	310,530	532,922
Change in net unearned premium reserves	(84,736)	43,710	14,977
Net premiums earned	408,387	354,240	547,899
Net investment income (loss)	(281,924)	122,575	218,140
Other income (expense), net	(3,413)	2,987	(1,710)
Total revenues	123,050	479,802	764,329
Expenses
Loss and loss adjustment expenses incurred, net	317,097	234,986	338,493
Acquisition costs, net	116,207	107,665	171,872
General and administrative expenses	23,434	24,500	20,958
Total expenses	456,738	367,151	531,323
Income (loss) before income tax expense	(333,688)	112,651	233,006
Income tax (expense) benefit	1,755	624	(538)
Net income (loss) including non-controlling interest	(331,933)	113,275	232,468
Loss (income) attributable to non-controlling interest in joint venture	5,508	(3,683)	(6,769)
Net income (loss)	$(326,425)	$109,592	$225,699
Earnings (loss) per share
Basic	$(8.90)	$2.94	$6.13
Diluted	$(8.90)	$2.89	$6.01
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	36,670,466	37,242,687	36,838,128
Diluted	36,670,466	37,874,387	37,585,167

The following table provides the ratios for the years ended December 31, 2015, 2014 and 2013:

	Year ended December 31
		2015			2014			2013
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	82.6%	9.5%	77.6%	69.9%	16.1%	66.3%	65.5%	(48.1)%	61.8%
Acquisition cost ratio	28.0%	35.2%	28.5%	31.2%	19.7%	30.4%	31.7%	20.8%	31.4%
Composite ratio	110.6%	44.7%	106.1%	101.1%	35.8%	96.7%	97.2%	(27.3)%	93.2%
Internal expense ratio			4.5%			6.0%			3.2%
Corporate expense ratio			1.2%			0.9%			0.6%
Combined ratio			111.8%			103.6%			97.0%